EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PNK ENTERTAINMENT, INC.

PNK Entertainment, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: Article I of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

The name of the corporation is: Pinnacle Entertainment, Inc.

SECOND: This amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

THIRD: This amendment shall be effective on April 28, 2016, as of 4:02 pm Eastern Time.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer, this 28 day of April, 2016.

PNK ENTERTAINMENT, INC.

By:	/s/ Carlos A. Ruisanchez
	Name:	Carlos A. Ruisanchez
	Title:	President and Chief Financial Officer